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                                                               Exhibit 99(d)(xi)

                        INVESTMENT SUB-ADVISORY AGREEMENT

                        ---------------------------------


         AGREEMENT made this 1st day of August, 2005, between Deutsche Investment Management Americas Inc. (the "Adviser" or "DIMA") and Dreman Value Management, L.L.C. (the "Sub-Adviser").

         WHEREAS, Scudder Value Series, Inc., a Maryland corporation (the "Corporation"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser has entered into an Investment Management Agreement dated August 1, 2005 (the "Advisory Agreement") with the Corporation, pursuant to which the Adviser will act as investment adviser to the Scudder-Dreman Mid Cap Value Fund (the "Fund"), which is a series of the Corporation, and will provide certain management services with respect to the Fund; and

         WHEREAS, the Adviser, with the approval of the Corporation's Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the parties hereto agree as follows:

1. DUTIES OF THE SUB-ADVISER. Subject to supervision and oversight by the Adviser and the Corporation's Board of Directors, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"), and subject to the following:

         (a) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Corporation's constituent documents and the Prospectus and with the instructions and directions of the Adviser and of the Board of Directors of the Corporation and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations, as each is amended from time to time.

         (b) The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Corporation's registration statement and the Fund's Prospectus or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund best execution. In evaluating


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                  best execution for any transaction, the Sub-Adviser shall
                  consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, subject to any instructions and directions of the Adviser or the Board of Directors, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Provided the Sub-Adviser is acting in accordance with any such instructions and directions of the Adviser or the Board of Directors, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund. In no instance, however, will the Fund's Assets be purchased from or sold to the Adviser, the Sub-Adviser, any other sub-adviser of the Corporation or other registered investment companies (or series or portions thereof) that may be deemed to be under common control, the Corporation's principal underwriter, or any affiliated person of either the Corporation, the Adviser, the Sub-Adviser or any other sub-adviser of the Corporation or other registered investment companies (or series or portions thereof) that may be deemed to be under common control, or the Corporation's principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act and approved by the Adviser and the Board of Directors. The Adviser or its affiliates may, from time to time, engage other sub-advisers to advise series of the Corporation (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a "Sub-Advised Fund"). The Sub-Adviser agrees that it will not consult with any other sub-adviser engaged by the Adviser or it affiliates with respect to transactions in securities or other assets concerning the Fund or another Sub-Advised Fund, except to the extent permitted by the certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

                  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.



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                  The Sub-Adviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Corporation as may be in effect from time to time, the Sub-Adviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous to both of the accounts involved.

                  Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be purchased on behalf of the Fund and/or broker-dealers through or with which portfolio transactions on behalf of the Fund may not be effected. The Sub-Adviser shall refrain from purchasing such securities for the Fund or directing any portfolio transaction to any such broker-dealer on behalf of the Fund, unless and until the written approval of the Adviser or the Board of Directors, as the case may be, is so obtained.

          (c) The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Fund or the Corporation. The Sub-Adviser shall provide to the Adviser or the Board of Directors such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Directors may reasonably request.

                  The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Corporation with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Corporation obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to permit the Adviser, the Corporation's officers and its independent public accountants to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor


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                  sub-adviser, to the Adviser). The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

         (d) The Sub-Adviser will also make its officers and employees available to meet with the officers of the Adviser and the Corporation's officers and Directors on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. In addition, the Sub-Adviser shall, on the Sub-Adviser's own initiative, and as reasonably requested by the Adviser, for itself and on behalf of the Corporation, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose. From time to time as the Board of Directors of the Corporation or the Adviser may reasonably request, the Sub-Adviser will furnish to the Adviser and Corporation's officers and to each of its Directors, at the Sub-Adviser's expense, reports on portfolio transactions and reports on issuers of securities held by the Fund, all in such detail as the Corporation or the Adviser may reasonably request. In addition, the Sub-Adviser shall provide advice and assistance to the Adviser as to the determination of the value of securities held or to be acquired by the Fund for valuation purposes in accordance with the process described in the Fund's Prospectus.

         (e) The Sub-Adviser shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Fund's Assets, including the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required. The Sub-Adviser shall also provide the Adviser with such information upon request of the Adviser.

         (f) In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent the Fund or the Corporation in any way or otherwise be deemed to be an agent of the Fund, the Corporation or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

         (g) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement.

         (h) The Adviser, subject to concurrence and delegation by the Corporation's Board of Directors, may determine from time to time whether it or the Sub-Adviser will be responsible for voting proxies received with respect to securities held by the Fund.



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2.       DUTIES OF THE ADVISER. The Adviser shall continue to have
         responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser's performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Corporation's constituent documents, the Prospectus, the instructions and directions of the Board of Directors of the Fund, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.       DELIVERY OF DOCUMENTS.

         (a) The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

                  (i) The Corporation's Articles of Incorporation, as in effect on the date of this Agreement and as amended from time to time (herein called the "Articles of Incorporation");

                  (ii)     By-Laws of the Corporation; and

                  (iii)    Prospectus of the Fund.

         (b) The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents:

                  (i) The Sub-Adviser's most recent audited financial statements;

                  (ii) An organizational chart showing public companies and registered broker-dealers affiliated with the Sub-Adviser;

                  (iii)    The Sub-Adviser's Form ADV; and

                  (iv) The Sub-Adviser's Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

4.       CERTAIN REPRESENTATIONS AND WARRANTIES OF THE SUB-ADVISER.

         (a) The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act, is a duly registered investment adviser in any and all states of the United States in which the Sub-Adviser is required to be so registered and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

         (b) The Sub-Adviser represents that it has read and understands the Prospectus and warrants that in investing the Fund's assets it will use all reasonable efforts to



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                  adhere to the Fund's investment objectives, policies and
                  restrictions contained therein.

         (c) The Sub-Adviser represents that it will provide the Fund with any amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act.

         (d) The Sub-Adviser represents that, as of the date of this Agreement (which representation shall be confirmed periodically thereafter), (1) neither it nor any of its "affiliated persons" (as defined in the 1940 Act) are affiliated persons of: (i) the Adviser; (ii) any other sub-adviser to the Fund or the Corporation or any affiliated person of that sub-adviser; (iii) any promoter, underwriter, officer, board member, member of an advisory board, or employee of the Fund or the Corporation; or (iv) the Fund (other than by reason of serving as an investment adviser to the Fund); and (2) to the best knowledge of the Sub-Adviser, neither the Adviser nor any of its directors or officers directly or indirectly owns any material interest in the Sub-Adviser other than an interest through ownership of shares of a pooled investment vehicle that is not controlled by such person (or entity). The Sub-Adviser agrees to promptly notify the Adviser if it or any of its affiliated persons becomes an affiliated person of any of the persons set forth in (i) to
                  (iii).

         (e) The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in compliance with Rule 206(4)-7 under the Advisers Act. Sub-Adviser agrees to provide the Fund and the Adviser, from time to time, with copies of such policies and procedures, summaries thereof and certifications with respect thereto.

5.       COMPLIANCE.

         (a) The Sub-Adviser agrees that it shall promptly notify the Adviser and the Corporation: (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement or (iii) upon having a reasonable basis for believing that, as a result of the Sub-Adviser's investing the Fund's assets, the Fund's investment portfolio has ceased to adhere to the Fund's investment objectives, policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law.

         (b) The Adviser agrees that it shall promptly notify the Sub-Adviser in the event that the SEC has censured the Adviser or the Corporation; placed limitations upon any of their activities, functions or operations; suspended or revoked the Adviser's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions.

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         (c)      The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to the Fund.

         (d) The Corporation and the Adviser shall be given access to any and all records or other documents of the Sub-Adviser at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, including without limitation records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to promptly cooperate with the Corporation and the Adviser and their representatives in connection with requests for such records or other documents.

6.       COMPENSATION TO THE SUB-ADVISEr.

         (a) For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee at the rate specified in Appendix A which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily net assets of the Fund and will be paid to the Sub-Adviser monthly. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

         (b) For purposes of this Section 6, the value of net assets of the Fund shall be computed as required by the 1940 Act and in accordance with any procedures approved by the Board of Directors for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.

7. EXPENSES. The Sub-Adviser shall bear all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses of the Fund to be borne by the Fund or the Corporation) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services to the Fund; costs relating to local administration of securities; fees for any pricing service; the costs of the Fund's regulatory compliance; and pro rata costs associated with maintaining the Corporation's legal existence and shareholder relations. All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by the Fund or the Corporation.

8. STANDARD OF CARE AND LIABILITY OF SUB-ADVISER. The Sub-Adviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Sub-Adviser, whether or not such recommendation shall have been based upon its own investigation and research

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         or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected with due care and in good faith; but nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of: (a) the Sub-Adviser's causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund's Prospectus or any written guidelines, policies or instruction provided in writing by the Corporation's Board of Directors or the Adviser or (b) the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

9,       DISCLOSURE REGARDING THE SUB-ADVISER.

         (a) The Sub-Adviser has reviewed the disclosure about the Sub-Adviser contained in the Corporation's registration statement, prospectus and supplements thereto and represents and warrants that, with respect to such disclosure about the Sub-Adviser or information related, directly or indirectly, to the Sub-Adviser, such documents contain, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.

         (b) The Sub-Adviser agrees to notify the Adviser and the Corporation promptly of: (i) any statement about the Sub-Adviser contained in the Corporation's registration statement, prospectus or supplements thereto that becomes untrue in any material respect, (ii) any omission of a material fact about the Sub-Adviser in such documents which is required to be stated therein or necessary to make the statements contained therein not misleading, or (iii) any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees, including portfolio managers.

10. INSURANCE. The Sub-Adviser shall maintain for the duration hereof, with an insurer acceptable to the Adviser, a blanket bond and professional liability or errors and omissions insurance in an amount or amounts sufficient to meet its obligations to its clients, including the Fund.

11.      DURATION AND TERMINATION.

         (a) This Agreement shall become effective with respect to the Fund on the first business day following the date it is approved in the manner required by the 1940 Act and shall remain in full force until terminated or not annually approved as hereinafter provided. Notwithstanding the foregoing, this Agreement shall continue in force from year to year only as long as such continuance is specifically approved at least annually and in the manner required by the 1940 Act, with the first annual renewal to be coincident with the next renewal of the Advisory Agreement.

         (b) This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser has the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

         (c) If a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement on written notice to the defaulting party.

         (d) This Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. The Fund may effect termination of this Agreement by action of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser and the Sub-Adviser. The Adviser may effect termination of this Agreement on sixty (60) days written notice to the Sub-Adviser.

         (e) The Sub-Adviser may terminate this Agreement upon ninety (90) days written notice to the Adviser.

         (f) As used in this Section 11, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act, subject to such exceptions as may be granted by the SEC under the 1940 Act.

         (g) Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination.

12.      CONFIDENTIALITY.

         (a) Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto (unless such information is or becomes readily ascertainable from public or published information or trade sources) and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by the SEC, other regulatory body with applicable jurisdiction, or the Corporation's auditors, or in the opinion of its counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

         (b) The Adviser, on behalf of the Fund, has legitimate business reasons to disclose to the Sub-Adviser certain non-public portfolio holdings information of the Fund ("Holdings Information") from time to time. The Sub-Adviser agrees that it:

                  (i) Will use the Holdings Information exclusively for purposes of providing services pursuant to this Agreement that may benefit the Fund;

                  (ii) Will not engage in any fraudulent, competitive or improper behavior based on the Holdings Information that may disadvantage the Fund, including disclosing, trading or making investment recommendations based on the Holdings Information to or for any party other than the Fund as provided in this Agreement;

                  (iii) Will treat the Holdings Information as confidential and will not disclose such information to any party other than as required to perform the services under this Agreement. This clause shall not apply to the extent that: (1) the Holdings Information is publicly known, (2) the Holdings Information is or becomes legally known to the Sub-Adviser other than through disclosure by the Fund, the Adviser, an affiliated person of the Fund or the Adviser or by another party bound by an obligation of confidentiality to the Fund, or (3) the disclosure is required by law or requested by any regulatory authority or required by statute, rule, regulation, subpoena, regulatory examination request or court order, provided, however, that the Sub-Adviser will not make any such disclosure without first notifying the Adviser and the Fund and allowing the Adviser or the Fund a reasonable opportunity to seek injunctive relief (or a protective order) with respect to the obligation to make such disclosure; and

                  (iv) Will notify the Adviser if the Sub-Adviser has any knowledge of the Holdings Information having been misused, including in violation of this Agreement.

13.      USE OF NAMES.

         (a) The Sub-Adviser acknowledges and agrees that the name Scudder (whether used by itself or in combination with other words), and abbreviations or logos associated with that name, are the valuable property of the Adviser and its affiliates; that the Corporation, the Adviser and their affiliates have the right to use such name, abbreviations and logos; and that the Sub-Adviser shall use the name Scudder, and associated abbreviations and logos, only in connection with the Sub-Adviser's performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to Scudder, or Scudder-Dreman Mid Cap Value Fund or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Fund in the Sub-Adviser's marketing material as long as such marketing material does not constitute "sales literature" or "advertising" for the Fund, as those terms are used in the rules, regulations and guidelines of the SEC and the National Association of Securities Dealers, Inc.

         (b) The Adviser acknowledges that "Dreman" is distinctive in connection with investment advisory and related services provided by the Sub-Adviser, the "Dreman" name is a property right of the Sub-Adviser, and the "Dreman" name as used in the name of the Fund is understood to be used by the Corporation upon the conditions hereinafter set forth; provided that the Corporation may use such name only so long as the Sub-Adviser shall be retained as the investment sub-adviser of the Fund pursuant to the terms of this Agreement.

         (c) The Adviser acknowledges that the Corporation and its agents may use the "Dreman" name in the name of the Fund for the period set forth herein in a manner not inconsistent with the interests of the Sub-Adviser and that the rights of the Corporation and its agents in the "Dreman" name are limited to their use as a component of the Fund's name and in connection with accurately describing the activities of the Fund, including use with marketing and other promotional and informational material relating to the Fund. In the event that the Sub-Adviser shall cease to be the investment sub-adviser of the Fund, then the Corporation at its own or the Adviser's expense, upon the Sub-Adviser's written request: (i) shall cease to use the Sub-Adviser's name as part of the name of the Fund or for any other commercial purpose (other than referring to the Fund's former name in the Corporation's Registration Statement, proxy materials and other Corporation documents to the extent required by law, referring to the Fund's performance record for the period for which the Sub-Adviser subadvised the Adviser in respect of the Fund and, for a reasonable period using the name in informing others of the name change); and (ii) shall use its best efforts to cause the Corporation's officers and directors to take any and all actions which may be necessary or desirable to effect the foregoing and to reconvey to the Sub-Adviser all rights which the Corporation may have to such name. The Adviser agrees to take any and all reasonable actions as may be necessary or desirable to effect the foregoing and the Sub-Adviser agrees to allow the Corporation and its agents a reasonable time to effectuate the foregoing.

         (d) The Sub-Adviser hereby agrees and consents to the use of the Sub-Adviser's name upon the foregoing terms and conditions.

14.      INDEMNIFICATIONS.

         (a) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Corporation against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Adviser or the Corporation may become subject arising out of or based on the breach by the Sub-Adviser of any provisions of this Agreement or any wrongful action by the Sub-Adviser; provided, however, that the Sub-Adviser shall not be liable under this Section 14(a) in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Sub-Adviser and the Adviser or the Corporation, as the case may be, shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the

                  Adviser's or the Corporation's willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Adviser or the Corporation of its duties. The foregoing indemnification shall be in addition to any rights that the Adviser or the Corporation may have at common law or otherwise. The Sub-Adviser's agreements in this Section 14(a) shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Adviser or the Corporation, be controlled by the Adviser or the Corporation, or be under common control with the Adviser or the Corporation and their affiliates, directors, officers, employees and agents. The Sub-Adviser's agreement in this
                  Section 14(a) shall also extend to any of the Corporation's, Fund's, and Adviser's successors or the successors of the aforementioned affiliates, directors, officers, employees or agents.

         (b) The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Sub-Adviser may become subject arising out of or based on the breach by the Adviser of any provisions of this Agreement or the Advisory Agreement, or any wrongful action by the Adviser or its affiliates in the distribution of the Corporation's shares, or any wrongful action by the Corporation other than wrongful action that was caused by the breach by the Sub-Adviser of the provisions of this Agreement; provided, however, that the Adviser shall not be liable under this Section 14(b) in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Adviser and the Sub-Adviser shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Sub-Adviser's willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Sub-Adviser of its duties. The foregoing indemnification shall be in addition to any rights that the Sub-Adviser may have at common law or otherwise. The Adviser's agreements in this Section 14(b) shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Sub-Adviser, be controlled by the Sub-Adviser or be under common control with the Sub-Adviser and to each of the Sub-Adviser's and each such person's respective affiliates, directors, officers, employees and agents. The Adviser's agreements in this Section 14(b) shall also extend to any of the Sub-Adviser's successors or the successors of the aforementioned affiliates, directors, officers, employees or agents.

         (c) Promptly after receipt by a party indemnified under Section 14(a) or 14(b) of notice of the commencement of any action, proceeding, or investigation for which indemnification will be sought, such indemnified party shall promptly notify the indemnifying party in writing; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may otherwise have to any indemnified party unless such omission results in actual material prejudice to the indemnifying party. In case any action or proceeding shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, individually or jointly with any other indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of any action or proceeding, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. If the indemnifying party does not elect to assume the defense of any action or proceeding, the indemnifying party on a monthly basis shall reimburse the indemnified party for the reasonable legal fees and other costs of defense thereof. Regardless of whether or not the indemnifying party shall have assumed the defense of any action or proceeding, the indemnified party shall not settle or compromise the action or proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld.

15. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

16. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

         To the Adviser:

                Mr. A. Thomas Smith, Esq.
                Managing Director
                Global Head Asset Management Legal
                Deutsche Investment Management Americas Inc.
                Floor 27
                345 Park Avenue
                New York, NY 10154

         and with a copy (which shall not constitute notice) to:

                Mr. Vincent J. Esposito
                Managing Director
                Head of Product Development & Implementation
                Deutsche Investment Management Americas Inc.
                Floor 27
                345 Park Avenue
                New York, NY 10154

          To the Sub-Adviser at:

                Mr. Lloyd Jagai
                Managing Director and Chief Operating Officer
                Dreman Value Management L.L.C.
                c/o Contrarian Services Corp
                Ten Exchange Place
                Suite 2150
                Jersey City, NJ 07302

18. MISCELLANEOUS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         A copy of the Articles of Incorporation is on file with the Secretary of the state of Maryland, and notice is hereby given that the obligations of this instrument are not binding upon any of the Directors, officers or shareholders of the Fund or the Corporation.

         Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

DEUTSCHE INVESTMENT                          DREMAN VALUE MANAGEMENT, L.L.C.
   MANAGEMENT AMERICAS, INC.


By:                                          By:
    ------------------------------               -------------------------------


Name:                                        Name:
      ----------------------------                 -----------------------------


Title:                                       Title:
       ---------------------------                  ----------------------------

                                   APPENDIX A
                                     TO THE
                             SUB-ADVISORY AGREEMENT
                                     BETWEEN
                  DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.
                                       AND
                         DREMAN VALUE MANAGEMENT, L.L.C.


Pursuant to Section 6, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:


        0.375%    For the first $500 million

        0.340%    Thereafter